Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 to be filed on or about December 5, 2023 of our report dated March 30, 2023, related to the consolidated financial statements of Reliance Global Group, Inc. and Subsidiaries as of December 31, 2022 and 2021 and for each of the two years in the two-year period ended December 31, 2022, which appears in the Annual Report on Form 10-K/A of Reliance Global Group, Inc. for the year ended December 31, 2022, which was filed on August 10, 2023.

/s/ Mazars USA LLP

Mazars USA LLP

Fort Washington, Pennsylvania

December 5, 2023